September 4, 2012

Compass EMP Funds Trust

17605 Wright Street

Omaha, NE  68130

Trustees:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement, File Nos.: 333-181196; 811-22696 (the "Registration Statement"), of Compass EMP Funds Trust (the "Trust").

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 1 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (each a "Fund"), if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

#	Exhibit A
1	Compass EMP U.S. Large Cap 500 Volatility Weighted Fund
2	Compass EMP U.S. Small Cap 500 Volatility Weighted Fund
3	Compass EMP International 500 Volatility Weighted Fund
4	Compass EMP Emerging Market 500 Volatility Weighted Fund
5	Compass EMP U.S. REIT Hedged Volatility Weighted Fund
6	Compass EMP U.S. Equity Hedged Volatility Weighted Fund
7	Compass EMP U.S. Equity Long/Short Fund
8	Compass EMP International Equity Long/Short Fund
9	Compass EMP International Equity Hedged Volatility Weighted Fund
10	Compass EMP Commodity Long/Short Strategies Fund
11	Compass EMP Commodity Strategies Volatility Weighted Fund
12	Compass EMP Managed Futures Strategy Fund
13	Compass EMP U.S. Hedged Bond Fund
14	Compass EMP International Hedged Bond Fund
15	Compass EMP U.S. Enhanced Bond Fund
16	Compass EMP International Enhanced Bond Fund
17	Compass EMP Ultra Short-Term Fixed Income Fund

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